SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
  RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                               (Amendment No. __)*

                             ORGANIC SOLUTIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 686175-10-0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     /X/      Rule 13d-1(b)

     / /      Rule 13d-1(c)

     / /      Rule 13d-1(d)

-------------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP No. 686175-10-0                     13G          Page 2 of 5 Pages
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================================================================================
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     Wien Securities Corp.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b) / /
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     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OR ORGANIZATION

                     New Jersey
--------------------------------------------------------------------------------
 NUMBER OF           5   SOLE VOTING POWER
   SHARES
BENEFICIALLY                  954,428 shares
  OWNED BY   -------------------------------------------------------------------
    EACH             6   SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
             -------------------------------------------------------------------
                     7   SOLE DISPOSITIVE POWER

                              952,428 shares
             -------------------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON

                     952,428 shares
--------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                 / /
--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                         6.3%
--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*

                      BD
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------                   ----------------------------
CUSIP No. 686175-10-0                     13G          Page 3 of 5 Pages
---------------------------------                   ----------------------------


Item 1.

     (a)  Name of Issuer:   Organic Solutions, Inc.
     (b)  Address of Issuer's Principal Executive Offices:
                6391 De Zavala Road, Suite 202
                San Antonio, Texas 78249

Item 2.

     (a)  Name of Person Filing:    Wien Securities Corp.
     (b)  Address of Principal Business Office, or if none, Residence:
                                    525 Washington Boulevard
                                    Suite 3600
                                    Jersey City, New Jersey 07310
     (c)  Place of Organization:    New Jersey
     (d)  Title of Class of Securities: Common Stock
     (e)  CUSIP Number:             686175-10-0

Item 3.   If this statement is filed  pursuant to Rule 13d-1(b),  or 13d-2(b) or
          (c), check whether the person filing is a:

          Not Applicable

     (a)  /X/  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  / /  Bank as defined in section 3(c)(6) of the Exchange Act.
     (c)  / /  Insurance  company as defined in section 3(a)(19) of the Exchange
               Act.

     (d) / / Investment company registered under section 8 of the Investment Company Act.

     (e)  / /  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

     (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

     (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

     (j)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.  / /

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CUSIP No. 686175-10-0                     13G          Page 4 of 5 Pages
---------------------------------                   ----------------------------


Item 4.  Ownership

     (a)  Amount Beneficially Owned: 954,428 shares.
     (b)  Percent of Class: 6.3%.
     (c)  Number of shares as to which such person has:
          (i)      sole power to vote or direct the vote: 954,428 shares.
          (ii)     shared power to vote or direct the vote: 0 shares.
          (iii)    sole power to dispose or direct the disposition of:
                   954,428 shares.
          (iv)     shared power to dispose or direct the disposition of:
                   0 shares.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 686175-10-0                     13G          Page 5 of 5 Pages
---------------------------------                   ----------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2000            WIEN SECURITIES CORP.



                                   By:/s/ Brett Wien
                                      ------------------------------------------
                                      Name:  Brett Wien
                                      Title: Vice President